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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4 )*

                                Americredit Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03060R101
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this

                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages

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---------------------------                                   ------------------
CUSIP No. 03060R101                   13G                     Page 2 of 9 Pages
---------------------------                                   ------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                               (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF
                                None
      SHARES           ---------------------------------------------------------
                            SHARED VOTING POWER
   BENEFICIALLY
                       6        8,301,900
     OWNED BY          ---------------------------------------------------------
                            SOLE DISPOSITIVE POWER
       EACH
                       7        None
    REPORTING          ---------------------------------------------------------

   PERSON WITH         8    SHARED DISPOSITIVE POWER

                                8,301,900
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       8,301,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                       Not Applicable                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                       IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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---------------------------                                   ------------------
CUSIP No. 03060R101                   13G                     Page 3 of 9 Pages
---------------------------                                   ------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                               (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF
                                None
      SHARES           ---------------------------------------------------------
                            SHARED VOTING POWER
   BENEFICIALLY
                       6        8,301,900
     OWNED BY          ---------------------------------------------------------
                            SOLE DISPOSITIVE POWER
       EACH
                       7        None
    REPORTING          ---------------------------------------------------------

   PERSON WITH         8    SHARED DISPOSITIVE POWER

                                8,301,900
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        8,301,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                       Not Applicable                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)                  Name of Issuer:

                                    Americredit Corp.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    801 Cherry  Street, Suite 3900
                                    Fort Worth, TX 76102

Item 2(a)                  Name of Person Filing:

                                    Liberty Wanger Asset Management, L.P.
                                       ("WAM")
                                    WAM Acquisition GP, Inc., the general
                                       partner of WAM ("WAM GP")

Item 2(b)                  Address of Principal Business Office:

                                    WAM and WAM GP are each located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606

Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    03060R101

Item 3                     Type of Person:

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.


                               Page 4 of 9 pages
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Item 4                     Ownership (at December 31, 2002):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            8,301,900

                                    (b)     Percent of class:

                                            5.4 % (based on 152,870,245 shares
                                            outstanding as of October 31, 2002,
                                            based on Form 10-Q filed on November
                                            15, 2002).

                                    (c)     Number of shares as to which such
                                            person has:

                                                  (i)    sole power to vote or
                                                         to direct the vote:
                                                         none

                                                 (ii)    shared power to vote or
                                                         to direct the vote:
                                                         8,301,900

                                                 (iii)   sole power to dispose
                                                         or to direct the
                                                         disposition of: none

                                                  (iv)   shared power to dispose
                                                         or to direct
                                                         disposition of:
                                                         8,301,900

Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                    Not Applicable

Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


                               Page 5 of 9 Pages
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Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 6 of 9 Pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.

                                  By: /s/ Bruce H. Lauer
                                     -----------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary


                               Page 7 of 9 Pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 14, 2003 by and among Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.


                               Page 8 of 9 Pages